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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

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     FORM 4

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[_]  Check this box if no longer
     subject to Section 16. Form 4 or
     Form 5 obligations may
     continue. See Instruction 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*

   Howe                         John                     F.
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   (Last)                       (First)                 (Middle)

   46107 Landing Parkway
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        (Street)

   Fremont,                      CA                     94538
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   (City)                       (State)                 (Zip)

2. Issuer Name and Ticker or Trading Symbol

   VidaMed, Inc. (VIDA)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Year

   March 2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
                (Check all applicable)

   [_] Director                          [_] 10% Owner
   [X] Officer (give title below)        [_] Other (specify below)

   Vice President Finance & Chief Financial Officer
   ------------------------------------------------
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7. Individual or Joint/Group Filing
   (Check applicable line)
   X  Form filed by One Reporting Person
  --
  __   Form filed by More than One Reporting Person

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                      Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security  2. Transaction  3. Transaction  4. Securities Acquired           5. Amount of       6.Ownership  7. Nature of
   (Instr. 3)            Date            Code            (A) or Disposed of (D)           Securities        Form:         Indirect
                                         (Instr. 8)      (Instr. 3, 4 and 5)              Beneficially      Direct (D)    Beneficial
                        (Month/                                                           Owned at End      or            Ownership
                         Day/Year)                                                        of Month          Indirect      (Instr. 4)
                                                                                          (Instr. 3 and 4)  (I)
                                                                                                            (Instr. 4)
                                      -----------------------------------------------

                                      Code      V     Amount     (A) or (D)    Price
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
   Common Stock         3/18/02        M               14,000      A            $1.813                      D
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   Common Stock         3/26/02        M               51,000      A            $2.125   90,960             D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one reporting person, see Instruction
  4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                 SEC 1474 (7-97)

FORM 4 (continued)                           Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                             (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative 2. Conversion 3. Trans-   4. Trans-    5. Number of      6. Date        7. Title and Amount of  8. Price of
   Security (Instr. 3)    or            action      action       Derivative        Exercisable    Underlying              Derivative
                          Exercise      Date        Code         Securities        and            Securities              Security
                          Price of                  (Instr. 8)   Acquired (A)      Expiration     (Instr. 3 and 4)        (Instr. 5)
                          Derivative    (Month/                  or Disposed of    Date (Month/
                          Security      Day/Year)                (D) (Instr. 3,    Day/Year)
                                                                 4, and 5)


                                                                                  -------------------------------------
                                                  --------------------------------
                                                                                   Date    Expi-    Title     Amount or
                                                      Code    V     (A)      (D)   Exer-   ration             Number of
                                                                                   cisable Date               Shares
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
 Employee Stock Option  $1.813       3/18/02            M                   14,000 (1)     6/1/10   Common    14,000
   (right to buy)                                                                                   Stock
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 Employee Stock Option  $2.125       3/26/02            M                   51,000 (2)    8/23/09   Common    51,000
   (right to buy)                                                                                   Stock
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
---------------------------------------------------
 9. Number of    10. Owner-     11. Nature of
    Derivative       ship           Indirect
    Securities       Form of        Beneficial
    Beneficially     Deriva-        Owner-
    Owned at         tive           ship (Instr.
    End of           Security:      4)
    Month            Direct
    (Instr. 4)       (D) or
                     Indirect
                     (I)
                     (Instr. 4)


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
    59,135           D

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    94,959           D

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

Explanation of Responses:
(1) 25% of the option becomes exercisable within one year of the grant date, 6/1/00, and 1/48th per month thereafter until fully exercised
(2) 25% of the option becomes exercisable within one year of the grant date, 8/23/99, and 1/48th per month thereafter until fully exercised

                       /s/ John F. Howe                          4/1/02
         -------------------------------------------  -------------------------
                * Signature of Reporting Person                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 1474 (7-97)